Exhibit 99.1

[TRIMERIS LOGO APPEARS HERE]

Contacts:

Robin Fastenau

Manager of Corporate Communications

Trimeris, Inc.

(919) 419-6050

TRIMERIS ANNOUNCES CHANGE IN SENIOR MANAGEMENT

DURHAM, N.C. – June 2, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced that the Company and Dr. M. Nixon Ellis, President, have mutually agreed to end his employment. Dr. Ellis’ focus at Trimeris has been to oversee the corporate development and strategic planning leading to the regulatory approval of FUZEON®, the first in a new class of anti-HIV treatments called fusion inhibitors. Dr. Ellis joined Trimeris in April 2000 as Executive Vice President and Chief Business Officer and was promoted to President in 2002. A search is underway to identify a successor to drive business and commercial operations for the Company.

“Dr. Ellis was instrumental in the late-stage development and regulatory approval of FUZEON,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “We are grateful to him for his many contributions and wish him the best.”

“I am delighted that I could be part of a company that met and surpassed every challenge in the development of a breakthrough medication for HIV/AIDS,” said Dr. Ellis. “I am confident that Trimeris will leverage its landmark accomplishment to achieve great success. I feel that my work at Trimeris is complete, and it is time to pass the baton to a manager with solid leadership experience in commercializing novel drugs.”

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning.

Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.